SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

                                 SCHEDULE 13G/A


                   Under the Securities Exchange Act of 1934
                             (Amendment No. 1  )*




                     MTI TECHNOLOGY CORP
                   -----------------------------------------
                               (Name of Issuer)


                            Common Stock
                   -----------------------------------------
                     (Title of Class of Securities)

                                 553903105
                   -----------------------------------------
                             (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP NO. 553903105            13G/A


1    NAME OF REPORTING PERSON

i)  Raymond J. Noorda
ii)  NFT Ventures, Inc.


     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

i)  ###-##-####
ii)  87-0501112

2    CHECK THE APPROPRIATE BOX IF A MEMBER
      OF A GROUP*


                  (a) [ X ]
                  (b) [     ]



3    SEC USE ONLY



4    CITIZENSHIP OR PLACE OF ORGANIZATION

i)  USA
ii)  Utah



                   5    SOLE VOTING POWER

		None

   NUMBER OF        6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY                     13,699,461
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON
     WITH                          	None


                    8    SHARED DISPOSITIVE POWER

                         	13,699,461


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY
       EACH REPORTING PERSON

             13,699,461



10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
       EXCLUDES CERTAIN SHARES *



11   PERCENT OF CLASS REPRESENTED BY AMOUNT
       IN ROW 9

	52.6%


  12   TYPE OF REPORTING PERSON*

i)  IN
ii)  CO

                      *SEE INSTRUCTION BEFORE FILLING OUT!



          SECURITIES AND EXCHANGE COMMISSION

                       Washington, D.C. 10549

                   ---------------------------------

          SCHEDULE 13G/A UNDER THE SECURITIES

                     EXCHANGE ACT OF 1934

                  ---------------------------------



Item 1.    (a).  Name of Issuer:

                      MTI TECHNOLOGY CORP

        (b).  Address of Issuer's Principal Executive
               Offices:

          4905 E. LA Palma Ave.
          Anaheim, CA  92807


Item 2.    (a).  Name of Person Filing:

i)  Raymond J. Noorda
ii)  NFT Ventures, Inc.


               (b).  Address of Principal Business Office:

	c/o NFT Ventures, Inc.
	899 West Center Street
	Orem, UT  84058


Item 2.  (c).    Citizenship:

i)  USA
ii)  Utah


             (d).    Title of Class of Securities:

                      Common Stock

             (e).    CUSIP Number:

                      553903 10 5

Item 3.        This statement is filed pursuant to Rule
             13D-1(B)(ii)(G). The entity filing is an Investment Adviser registered under section 203 of the Investment Advisers
             Act of 1940.

	Not Applicable


Item 4.            Ownership.


           (a).    Amount Beneficially Owned

	13,699,461 (Includes 345,000 shares for which there is a right
			to acquire)

           (b).    Percent of Class:

                     52.6%

           (c).    Number of Shares as to which such entity has:

              (i)  sole power to vote or to direct the
              vote 	 None


              (ii)  shared power to vote or to direct
              the vote     13,699,461


              (iii)  sole power to dispose or to direct
              the disposition of  None


              (iv)  shared power to dispose or to direct
               the disposition of      13,699,461


Item 5.            If this statement is being filed to report
                 the fact that as of the date hereof the
                 reporting person has ceased to be the
                 beneficial owner of more than five
                 percent of the class of securities, check
                 the following. [    ]



Item 6.               Ownership of More Than Five Percent on
                 Behalf of Another Person:

	Not Applicable


Item 7.            Identification and Classification of
                Subsidiaries which Acquired the Security
                Being Reported on by the Parent Holding
                Company:

	Not Applicable


Item 8.            Identification and Classification of Members
                of the Group:

	Not Applicable


Item 9.             Notice of Dissolution of Group:

	Not Applicable

Item 10.           Certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


          Signature: After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



			25 February 1997
			Date


			\s\  Raymond J. Noorda
			Signature


			Raymond J. Noorda
			Name/Title